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Exhibit 10.26

ANACOR PHARMACEUTICALS, INC. EMPLOYEE BONUS PLAN

        The Anacor Pharmaceuticals, Inc. Employee Bonus Plan (the "Plan") is designed for Anacor Pharmaceuticals, Inc. ("Anacor" or the "Company") with the intention to reward all eligible Plan Participants based on achievement of performance results at the Company and individual levels. The Plan is designed to support the following design principles:

  1.
  Create a compelling incentive plan positioned for competitive recruiting and talent retention;

  2.
  Align and drive individual, team and Company efforts to key performance results in support of Anacor's mission and core values, for maximum stakeholder value;

  3.
  Assure a fair, consistent system across the Company; and

  4.
  Reward stellar performance and contributions.

PLAN YEAR

  •
  The "Plan Year" is the calendar year, January 1 through December 31.

PLAN PARTICIPANTS AND ELIGIBILITY

  •
  All regular, full-time employees of the Company (and certain regular part-time employees if required by law), who have been notified in writing of their eligibility are considered eligible Plan Participants ("Plan Participants"). For all eligible Plan Participants, the Plan replaces and supersedes all other primary performance bonus plans which may have existed prior to the Plan's inception.

  •
  Plan Participants must be active employees of the Company on the date of bonus payments in order to be eligible to earn and receive those respective Plan incentives. Dates of bonus payments will be determined solely by the Company.

  •
  Eligible employees who join the Company during a Plan Year, to the extent notified by the Company of their eligibility, will be eligible for Plan incentives on a pro-rata basis corresponding to the active service time provided to the Company during that Plan Year, provided they will have been actively employed for at least one full month during the respective Plan Year. Such prorating will be based upon the Plan Participant's actual earned base pay (and overtime pay as applicable) during the applicable period in the Plan Year.

  •
  Plan Participants on a Company approved leave of absence may be eligible for partial Plan incentives at the discretion of Anacor's Chief Executive Officer ("CEO").

  •
  Plan Participants must be in satisfactory performance standing as defined solely by the Company in order to be eligible to receive Plan incentives.

  Anacor Confidential (Feb 2008)

TARGET BONUS

        The overall Plan Year bonus opportunity for each Plan Participant is expressed as a target percent of annualized base pay (the "Target Bonus"), which percentage is determined for each Plan Year by a Plan Participant's position within the Company. The Target Bonus is comprised of two Plan components: Company and Individual, each weighted with a target percentage.

BONUS PLAN COMPONENTS

        The two Plan components are defined below as: (1) Company Component and (2) Individual Component.

1. Company Component

        The "Company Component" represents a designated percentage of the Target Bonus corresponding to a Plan Participant's position grade level, (at target, the "Company Component Target Amount") and is based on the level of achievement of Company performance objectives as defined by Anacor's Board of Directors (the "Board").

        Performance targets, weightings, and achievement of each Company Component objectives will be assessed and approved by Anacor's Board at the end of each Plan Year or soon thereafter. The Company Component bonus will be distributed to Plan Participants formulaically as achieved, such that if the Company Component performance objectives are achieved at 80%, then each Plan Participant would receive 80% of their Company Component Target Amount for that Plan Year. Adjustments for achievement below Target will be done on a linear basis with actual percentage of achievement applied against the Company Component Target Amount to determine the actual amount of the Company Component bonus to be paid. There is no minimum performance threshold for the Company Component in order for this component to be funded at some level.

2. Individual Component

        The "Individual Component" represents a designated percentage of the Target Bonus corresponding to a Plan Participant's position grade level, and is based on a Plan Participant's individual performance as evaluated by their management (and approved by Human Resources) on their formal performance review(s) during the Plan Year. Formal performance review ratings as well as percentage achievement of Plan Participant performance objectives will be considered in determining Individual Component bonus awards. In addition, relative level of contribution and achievement will also be assessed at the discretion of the Plan Participant's management. Because such discretionary management assessment will be used together with the performance review rating(s) and results to determine the actual Individual Component bonus award, Plan Participants receiving the same performance rating may not receive the same percentage of their Individual Component target.

WHEN PLAN AWARDS ARE EARNED AND PAID

Company Component:

        Achievement of the Company Component objectives will be assessed and approved by the Board following the end of each Plan Year (December 31). Depending on the performance achieved, the Plan Participant will earn and be paid a corresponding Company Component incentive following the close of that Plan Year and in any event no later than March 15 of the following year.

Anacor Confidential (Feb 2008)

Individual Component:

        Achievement of the Individual Component will be assessed by the Plan Participant's management and approved by Human Resources and the CEO either quarterly, semi-annually, or annually as designated for each Plan Participant. Depending on the performance rating(s) and results achieved on the formal performance review(s) for the performance period, the Plan Participant will earn and be paid a corresponding Individual Component incentive at the time of quarterly, semi-annual, or annual award payment. The Company Component need not be achieved or earned in order for the Individual Component to be earned.

GENERAL PAYMENT INFORMATION:

        Award assessment and approval decisions provided by Anacor's CEO, Board, or the Board's Compensation Committee, as applicable, will be final and binding. The Plan Participant must be an active employee on the date of bonus award payment in order for any respective incentive amount to be earned.

        The calculation of bonus awards will be made for each relevant Plan component based on the amount of base pay (and overtime pay as applicable) paid to the Plan Participant during the corresponding component's performance period. The performance period for the Company Component is the Plan Year, January 1 through December 31. There are additional performance periods within a Plan Year for the Individual Component as designated for each Plan Participant.

        Plan Participants who receive promotions during a Plan Year which provide for a new Target Bonus percentage will have the prior Target Bonus percentage applied to the relevant portion of the performance periods prior to the promotion and the new Target Bonus percentage applied to the relevant portion of the performance periods following the promotion.

        All bonus payments earned under the Plan will be made net of all applicable taxes and withholdings.

LEAVE OF ABSENCE AND TERMINATION OF EMPLOYMENT

        The CEO of Anacor will determine together with Human Resources, in their sole discretion whether a Plan Participant on an approved leave of absence during a Plan Year will be eligible to earn a partial or prorated bonus payment under the Plan. Plan Participants must be actively employed on the day of bonus award determination and payment in order to be eligible for and earn those respective incentives payments, and regardless of reason for employment termination (whether with or without cause) the Plan bonus will not normally be considered a component of termination pay or severance pay paid to a Plan Participant, if any.

        Participation in this Plan is not an agreement (express or implied) between the Plan Participant and the Company that the Company will employ the Plan Participant for any specific period of time, nor does it contemplate any agreement for continuing or long-term employment. Except as may otherwise be specified in a Plan Participant's individual employment agreement, the Plan Participant and the Company each have the right to terminate the employment relationship at any time, and with or without cause. This at-will employment relationship can only be modified by an agreement signed by the Plan Participant and the Company's CEO.

Anacor Confidential (Feb 2008)

GENERAL INFORMATION, DETERMINATIONS, CHANGES, EXCEPTIONS TO PLAN

        This document highlights the principal features of the Plan, but it does not describe every situation that can occur. The Company and the Board retain the right to interpret, revise, modify or terminate the Plan at their sole discretion at any time. Additionally, the structure of the bonus plan may change for future Plan Years. Except as otherwise determined in writing by approval of the CEO or the Board, as applicable, this document together with the corresponding formal notice of Plan eligibility provided to Plan Participants, replaces and supersedes any previous performance bonus plans and any written or verbal representations regarding the subject matter of this Plan, including any provisions stated in the Plan Participant's offer letter or employment agreement specifying eligibility, amount, and participation in any incentive or bonus program which are inconsistent with this Plan. The Company reserves the right to make any reasonable adjustments to the Plan, including but not limited to project assignments, position and/or salary changes affecting Bonus Targets, the ability to award bonus payments beyond Bonus Targets for exceptional performance, or as otherwise necessary to reflect business and economic conditions. The CEO, Human Resources, CFO, and/or Board or the Compensation Committee, as applicable, must approve any exceptions, modifications or adjustments to the Plan. The Company further retains full and final discretion to determine whether a Plan Participant has earned any incentives pursuant to the Plan. All such determinations will be final and binding. Participation in the Plan during any Plan Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits or opportunities.

Anacor Confidential (Feb 2008)

BONUS PLAN ATTACHMENT

Anacor Pharmaceuticals, Inc. Employee Bonus Plan Acknowledgment Form

        I understand that I have been designated a Participant in the Anacor Pharmaceuticals, Inc. Employee Bonus Plan (the "Plan"). I have received a copy of the Plan document.

        I understand that, notwithstanding any other agreements, arrangements or understandings that may exist, my current Target Bonus percentage for the Plan Year 2008 is                         %. This Target Bonus Percentage is split between the Company Component and Individual Component as follows:

        Company Component                         % of the Target Bonus
        Individual Component                         % of the Target Bonus

        The Individual Component, if earned, will be paid on a <quarterly, semi-annual, or annual> basis.

        I hereby agree to the terms and conditions set forth in the Plan. I understand that I have no right to earn any amount under this Plan until all conditions described in the Plan have been met, as determined by the Compensation Committee of the Board of Directors, in its sole judgment. I acknowledge and agree that participation in this Plan is not an agreement (express or implied) between the Plan Participant and the Company that the Company will employ the Plan Participant for any specific period of time, nor does it contemplate any agreement for continuing or long-term employment.

PLAN PARTICIPANT <Name>	DATE
CFO	DATE

Anacor Confidential (Feb 2008)

QuickLinks

  Exhibit 10.26
ANACOR PHARMACEUTICALS, INC. EMPLOYEE BONUS PLAN
BONUS PLAN ATTACHMENT
Anacor Pharmaceuticals, Inc. Employee Bonus Plan Acknowledgment Form